Exhibit 99.18

Non-Executive Officer

2007 Plan

ALEXANDER & BALDWIN, INC.

UNIVERSAL RESTRICTED STOCK UNIT AWARD AGREEMENT FOR SUBSTITUTE AWARDS

UNIVERSAL RESTRICTED STOCK UNIT AWARD AGREEMENT FOR SUBSTITUTE AWARDS made and entered into as of the close of market on the 29th day of June 2012 by and between Alexander & Baldwin, Inc., a Hawaii corporation (the “Corporation”), and                                         , an individual in the employ or service of the Corporation who is currently the holder (the “Participant”) of one or more outstanding restricted stock unit awards under the Alexander & Baldwin, Inc. 2007 Incentive Compensation Plan (as amended and restated) that has been assumed by Alexander & Baldwin Holdings, Inc. (the “Holdings 2007 Plan”).

RECITALS

A.                                   The Corporation has implemented the Plan for the purpose of providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

B.                                     The Plan contains an anti-dilution feature that allows the Corporation to issue, in connection with certain dilutive transactions, substitute equity awards under such Plan in cancellation of equity awards that are outstanding under Holdings 2007 Plan.

C.                                     On June 29, 2012 (the “Distribution Date”), Alexander & Baldwin Holdings, Inc. (“A&B Holdings”) effected a spin-off distribution of the Corporation through a distribution by A&B Holdings of all of the Corporation’s outstanding common stock (“Common Stock”) to the holders of the outstanding A&B Holdings common stock (the “A&B Distribution”) in accordance with the terms of the Separation and Distribution Agreement by and between Alexander & Baldwin Holdings, Inc. and the Corporation (which was at that time known as A & B II, Inc.) dated as of June 8, 2012.

D.                                    The A&B Distribution is one of the dilutive transactions for which anti-dilution protection is provided under the Plan, and the awards evidenced by this Agreement are intended to preserve the intrinsic value of each equity award held by Participant under the Holdings 2007 Plan on the Distribution Date through the substitution of an award under the Plan in cancellation of the corresponding equity award held by Participant under the Holdings 2007 Plan.

E.                                      All capitalized terms in this Agreement, to the extent not otherwise defined in one or more provisions of this Agreement, shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       Grant of Restricted Stock Unit Awards.

A.                                   Award One

The Corporation hereby awards to Participant, as of the Award Date, a restricted stock unit award under the Plan (“Substitute Award One”) in full cancellation and substitution for the restricted stock unit award that is currently held by Participant under the Holdings 2007 Plan and identified more particularly as Cancelled Award One (“Cancelled Award One”)* in attached Schedule A, and Participant shall cease to have any further right or entitlement to acquire any shares of A&B Holdings common stock under Cancelled Award One.

*  If Cancelled Award One was originally structured as a performance-based restricted stock unit award, the applicable performance period for that award has been completed and the number of shares indicated for that award in attached Schedule A reflects the adjustment made to the original size of that award to take into account the actual level at which the applicable performance goals were in fact attained.  Accordingly, at the time of cancellation, Cancelled Award One was only a service-vesting award for the indicated number of shares of A&B Holdings common stock.

The Award Date for Substitute Award One is June 29, 2012.  Attached Schedule A sets forth the following information with respect to Substitute Award One:

•                                          The number of shares of Common Stock subject to such award.

•                                          The date or dates on which the shares of Common Stock subject to the award will vest in one or more installments.  Each such installment vesting date is hereby designated a “Vesting Date”.  The vesting schedule for the shares of Common Stock subject to Substitute Award One shall be the same vesting schedule in effect for the shares of A&B Holdings common stock subject to Cancelled Award One at the time of cancellation hereunder, and no accelerated vesting of the shares of Common Stock subject to Substitute Award One shall occur by reason of the A&B Distribution.  However, one or more such shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 3 or Paragraph 5 of this Agreement.

B.                                     Award Two (if applicable)

The Corporation hereby awards to Participant, as of the Award Date, a restricted stock unit award under the Plan (“Substitute Award Two”) in full cancellation and substitution for the restricted stock unit award that is currently held by Participant under the Holdings 2007 Plan and identified more particularly as Cancelled Award Two (“Cancelled Award Two”)* in attached Schedule A, and Participant shall cease to have any further right or entitlement to acquire any shares of A&B Holdings common stock under Cancelled Award Two.

*  If Cancelled Award Two was originally structured as a performance-based restricted stock unit award, the applicable performance period for that award has been completed and the number of shares indicated for that award in attached Schedule A reflects the adjustment made to the original size of that award to take into account the actual level at which the applicable performance goals were in fact attained.  Accordingly, at the time of cancellation, Cancelled Award Two was only a service-vesting award for the indicated number of shares of A&B Holdings common stock.

The Award Date for Substitute Award Two is June 29, 2012.  Attached Schedule A sets forth the following information with respect to Substitute Award Two:

•                                          The number of shares of Common Stock subject to such award.

•                                          The date or dates on which the shares of Common Stock subject to the award will vest in one or more installments.  Each such installment vesting date is hereby designated a “Vesting Date”.  The vesting schedule for the shares of Common Stock subject to Substitute Award Two shall be the same vesting schedule in effect for the shares of A&B Holdings common stock subject to Cancelled Award Two at the time of cancellation hereunder, and no accelerated vesting of the shares of Common Stock subject to Substitute Award Two shall occur by reason of the A&B Distribution.  However, one or more such shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 3 or Paragraph 5 of this Agreement.

C.                                     Award Three (if applicable)

The Corporation hereby awards to Participant, as of the Award Date, a restricted stock unit award under the Plan (“Substitute Award Three”) in full cancellation and substitution for the restricted stock unit award that is currently held by Participant under the Holdings 2007 Plan and identified more particularly as Cancelled Award Three (“Cancelled Award Three”)* in attached Schedule A, and Participant shall cease to have any further right or entitlement to acquire any shares of A&B Holdings common stock under Cancelled Award Three.

*  If Cancelled Award Three was originally structured as a performance-based restricted stock unit award, the applicable performance period for that award has been completed and the number of shares indicated for that award in attached Schedule A reflects the adjustment made to the original size of that award to take into account the actual level at which the applicable performance goals were in fact attained.  Accordingly, at the time of cancellation, Cancelled Award Three was only a service-vesting award for the indicated number of shares of A&B Holdings common stock.

The Award Date for Substitute Award Three is June 29, 2012.  Attached Schedule A sets forth the following information with respect to Substitute Award Three:

•                                          The number of shares of Common Stock subject to such award.

•                                          The date or dates on which the shares of Common Stock subject to the award will vest in one or more installments.  Each such installment vesting date is hereby designated a “Vesting Date”.  The vesting schedule for the shares of Common Stock subject to Substitute Award Three shall be the same vesting schedule in effect for the shares of A&B Holdings common stock subject to Cancelled Award Three at the time of cancellation hereunder, and no accelerated vesting of the shares of Common Stock subject to Substitute Award Two shall occur by reason of the A&B Distribution.  However, one or more such shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 3 or Paragraph 5 of this Agreement.

D.                                    Anti-Dilution Adjustments

The number of shares of Common Stock subject to each Substitute Award has been determined by multiplying the number of shares of A&B Holdings common stock subject to the corresponding Cancelled Award (as set forth in attached Schedule A) immediately prior to the A&B Distribution by a fraction the numerator of which is the sum of the closing “when issued” price per share of the Common Stock on the Distribution Date plus the closing price of A&B Holdings common stock as traded on an ex-distribution basis on that same trading day and the denominator is the closing “when issued” price per share of the Common Stock on the Distribution Date. Any resulting fractional share of Common Stock has been rounded down to the next whole share.

The foregoing calculation as to the number of shares of Common Stock subject to each Substitute Award is intended to ensure that the aggregate fair market value of the number of shares of Common Stock subject to that Substitute Award immediately after the A&B Distribution remains substantially equal to (and not greater than) the same aggregate fair market value of the number of shares of A&B Holdings common stock subject to the corresponding Cancelled Award immediately prior to the A&B Distribution.

E.                                      Dividend Equivalent Rights.

Notwithstanding the cancellation of each of the Cancelled Awards identified above, any amounts that are otherwise credited to Participant under each such Cancelled Award on the cancellation date (the Award Date specified above for the corresponding Substitute Award) pursuant to the dividend equivalent provisions of the RSU Award Agreement for that Cancelled Award but that have not yet been distributed shall subsequently be distributed to Participant in accordance with the distribution provisions (including the timing and method of distribution) of that RSU Award Agreement applicable to such dividend equivalents, and nothing in this Agreement shall affect Participant’s right and entitlement to receive such credited amount in accordance with the terms and conditions of those distribution provisions.  However, Participant shall have no further dividend equivalent rights under the Cancelled Awards with respect to any dividends or distributions paid on A&B Holdings common stock on or after the cancellation date, but shall have continuing dividend-equivalent rights under this Agreement with respect to any dividends or distributions paid on the Corporation’s Common Stock.

F.                                      Remaining Terms of Substitute Awards.

The remaining terms and provisions of each Substitute Award are the same as the terms and provisions in effect under the corresponding Cancelled Award at the time of cancellation hereunder. Accordingly, the following terms and provisions in effect under the Cancelled Awards are hereby incorporated into this Agreement.

2.                                       Limited Transferability.  Prior to the actual issuance of the Shares which vest hereunder under each Substitute Award, Participant may not transfer any interest in the restricted stock units subject to that Substitute Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. However, any Shares which vest under one or more Substitute Awards but otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of those Substitute Awards.  Participant may also direct the Corporation to record the ownership of any Shares which in fact vest and become issuable under one or more Substitute Awards in the name of a revocable living trust established for the exclusive benefit of Participant or Participant and his or her spouse. Participant may make such a beneficiary designation or ownership directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.                                       Cessation of Service.

(a)                                  Except to the extent otherwise provided in this Paragraph 3 or Paragraph 5 below, should Participant cease Service for any reason prior to vesting in one or more Shares subject to any Substitute Award, then that Substitute Award shall be immediately cancelled with respect to those unvested Shares, and the number of restricted stock units shall be reduced accordingly. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

(b)                                 Should Participant’s Service terminate by reason of his or her death or Permanent Disability prior to vesting in one or more Shares subject to any Substitute Award, then the restricted stock units subject to that Substitute Award shall vest in full upon Participant’s termination of Service. The Shares subject to those vested units shall be issued in accordance with the applicable provisions of Paragraph 7.

(c)                                  Should Participant’s Service terminate by reason of his or her Early Retirement or Normal Retirement prior to vesting in all the Shares subject to a Substitute Award in accordance with the annual installment vesting schedule specified for that Substitute Award in attached Schedule A, then Participant shall immediately vest in that number of additional Shares (if any) in which Participant would have otherwise been vested at the time of such termination had the Shares subject to that Substitute Award vested in a series of successive equal monthly installments over the duration of the vesting schedule specified for that Substitute Award in attached Schedule A.  The Shares which are deemed to vest on the basis of such monthly installment vesting schedule shall, together with any other Shares which are at the time vested but unissued under that Substitute Award, be issued in accordance with the applicable provisions of Paragraph 7.  The balance of that Substitute Award shall be immediately cancelled and cease to be outstanding upon such termination of Service.

4.                                       Stockholder Rights and Dividend Equivalents

(a)                                  The holder of one or more Substitute Awards hereunder shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to each such Substitute Award until such person holder becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Withholding Taxes.

(b)                                 Notwithstanding the foregoing, should any dividend or other distribution payable other than in shares of Common Stock, whether regular or extraordinary, be declared and paid on the Corporation’s outstanding Common Stock in one or more calendar years during which Shares remain subject to one or more Substitute Awards (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant with respect to each such Substitute Award and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares subject to that Substitute Award had they been issued and outstanding and entitled to that dividend or distribution. The phantom dividend equivalents so credited to the Participant’s book account for each calendar quarter that such Substitute Award remains outstanding in whole or in part shall be distributed to Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) on the last business day of that calendar quarter. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution.

5.                                       Change in Control

(a)                                  Each Substitute Award, to the extent outstanding at the time of a Change in Control, may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash retention account established by the successor entity.  Any such assumption or continuation of one or more Substitute Awards shall be effected in accordance with Paragraph 5(b) below. Any cash retention account established in replacement of any Substitute Award shall initially be credited with the fair market value (at the effective time of the Change in Control) of the Shares subject to that Substitute Award at that time, and interest shall accrue on the outstanding balance of such account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 8, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal.  The cash retention account for each Substitute Award shall vest and be paid out in accordance with the same vesting and payment schedule applicable to that Substitute

Award, as set forth for that Substitute Award in attached Schedule A and in Paragraph 7 below, and the Participant’s interest in such account shall at all times be that of a general, unsecured creditor.  In the event of the assumption or continuation of any Substitute Award or such replacement of that Substitute Award with a cash retention account, no accelerated vesting of the restricted stock units subject to that Substitute Award or the underlying Shares shall occur at the time of the Change in Control, and the Service-vesting provisions set forth for that Substitute Award in attached Schedule A shall continue in full force and effect.

(b)                                 In the event any Substitute Award is assumed or otherwise continued in effect, the restricted stock units subject to that Substitute Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time.  To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of one or more Substitute Awards, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute under each such Substitute Award one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(c)                                  Upon Participant’s Separation from Service due to an Involuntary Termination within twelve (12) months following a Change in Control in which one or more Substitute Awards are assumed or otherwise continued in effect, all of the restricted stock units at the time subject to each such assumed or continued Substitute Award shall vest, and the Shares underlying those units shall be issued to Participant in accordance with the applicable provisions of Paragraph 7.  Should the restricted stock units subject to any Substitute Award be replaced with a cash retention account in accordance with Paragraph 5(a), then the balance credited to Participant under that account at the time of his Separation from Service due to such Involuntary Termination shall immediately vest and shall be distributed to Participant in accordance with the applicable provisions of Paragraph 7; provided, however, that Participant shall vest and be entitled to such distribution only if such Involuntary Termination occurs within twelve (12) months following the Change in Control.

(d)                                 If the restricted stock units subject to any Substitute Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash retention account in accordance with Paragraph 5(a), then those units shall vest immediately prior to the closing of the Change in Control, and Participant shall become entitled to a vested distribution with respect to that Substitute Award in accordance with the applicable provisions of Paragraph 7.

(e)                                  This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.                                       Adjustment in Shares.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable under each Substitute Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account with respect to that Substitute Award under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive.  In the event of any Change in Control transaction, the adjustment provisions of Paragraph 5(b) shall be controlling.

7.                                       Issuance or Distribution of Shares or Other Vested Amounts.

(a)                                  The following provisions shall govern the issuance of the Shares (or any replacement or substitute amounts under Paragraph 5) which vest under each Substitute Award in accordance with the provisions of this Agreement:

(i)                                     On each Vesting Date specified for the applicable Substitute Award in attached Schedule A, the Shares which vest at that time under that Substitute Award or which are otherwise deemed to have vested during the twelve (12)-month period ending with that date but have not otherwise been issued in accordance with any other applicable provision of this Paragraph 7(a) shall be issued.

(ii)                                  Shares which vest under any Substitute Award on an accelerated basis upon the Participant’s cessation of Service under Paragraph 3(b) or 3(c) or upon an Involuntary Termination under Paragraph 5(c) shall be issued on the date of Participant’s Separation from Service due to such cessation of Service or Involuntary Termination. Any distribution from the cash retention account with respect to that Substitute Award to which Participant becomes entitled under Paragraph 5(c) upon such his or her Involuntary Termination shall be paid in a lump sum on the date of his or her Separation from Service due to such Involuntary Termination.  However, any issuance or distribution pursuant to the provisions of this subparagraph (ii) shall be subject to the deferred issuance provisions of Paragraph 8, to the extent applicable.

(iii)                               Shares which vest under any Substitute Award in accordance with Paragraph 5(d) shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of the Change in Control transaction, and such consideration per Share shall, with respect to the Shares subject to each such Substitute Award, be distributed to Participant upon the earliest to occur of (i) the Vesting and Issuance Date on which the particular Shares to which such consideration relates would have been issued under that Substitute Award in the absence of such Change in Control, (ii) the date of Participant’s Separation from Service or (iii) the first date following a Qualifying Change in Control on which the distribution can be made without contravention of any applicable provisions of Code Section 409A.

(iv)                              To the extent the consideration payable per share of Common Stock in the Change in Control is in the form of cash, a fully-vested cash retention account shall be established by the successor entity for each Substitute Award outstanding at the time of such Change in Control as to which one or more Shares subject to that Substitute Award vest on an accelerated basis under Paragraph 5(d).  Each such account shall be credited with the cash consideration payable for the Shares that so vest under the applicable Substitute Award, and interest shall accrue on the outstanding balance of that account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 8, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal. Each cash retention account, together with all accrued interest thereon through the actual payment date, shall be distributed in accordance with the same distribution provisions in effect under Paragraph 7(a)(iii) for the Shares subject to the Substitute Award to which that cash retention account relates, and the Participant’s interest in the account shall at all times be that of a general, unsecured creditor.

(v)                                 Any issuance or distribution to be made pursuant to the foregoing provisions of this Paragraph 7(a) shall be made on the designated issuance or distribution date hereunder or as soon as administratively practicable thereafter. In no event, however, shall such issuance or distribution be made later than the fifteenth (15th) day of the third (3rd) calendar month following that designated issuance or distribution date.

(vi)                              Each issuance or distribution to be made pursuant to this Paragraph 7(a) shall be subject to the Corporation’s collection of all applicable Withholding Taxes, in accordance with the provisions of Paragraphs 7(b) and 7(c).

(vii)                           Any Shares to be issued to Participant in accordance with the foregoing provisions of this Paragraph 7(a) shall in the form of a book entry evidencing ownership of those Shares. Actual certificates for any vested Shares evidenced by book entry ownership shall be promptly delivered upon the request of Participant or any other person having an interest at the time in those Shares.

(b)                                 The Corporation shall collect the Withholding Taxes with respect to each non-Share distribution by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld.

(c)                                  Unless Participant (i) otherwise makes satisfactory arrangements with the Corporation’s Human Resources Department, on or before the expiration of the designated notification period preceding each applicable issuance date for the Shares subject to each Substitute Award, to pay the applicable Withholding Taxes through the delivery of a check payable to the Corporation in the amount of such Withholding Taxes and (ii) in fact delivers such check to the Corporation not later than that issuance date, the Corporation shall collect the Withholding Taxes applicable to the Share issuance through the following automatic share withholding method:

•                                          On each applicable issuance date for the Shares subject to each Substitute Award, the Corporation shall withhold, from the vested Shares otherwise issuable to Participant under that Substitute Award, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the applicable Withholding Taxes; provided, however, that the number of Shares which the Corporation shall be required to so withhold shall not exceed in Fair Market Value the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(d)                                 Notwithstanding the foregoing provisions of this Paragraph 7, the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the Shares under each Substitute Award or any other amounts hereunder relating to each Substitute Award (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which those Shares or other amounts vest hereunder.  Accordingly, to the extent the applicable issuance date for one or more vested Shares under any Substitute Award or the distribution date for such other amounts relating to that Substitute Award is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest under that Substitute Award, the Participant shall, on or before the last business day of the calendar year in which the Shares or other amounts vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts.  The provisions of this Paragraph 7(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).

(e)                                  Except as otherwise provided in Paragraph 5 or this Paragraph 7, the settlement of all restricted stock units which vest under each Substitute Award shall be made solely in shares of Common Stock.  In no event, however, shall any fractional shares be issued under any Substitute Award.  Accordingly, the total number of shares of Common Stock to be issued at the time each Substitute Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

8.                                       Deferred Issue Date.  Notwithstanding any provision to the contrary in this Agreement, to the extent any Substitute Award may be deemed to create a deferred compensation arrangement under Code Section 409A, then the following limitation shall apply to that Substitute Award:

•                                          No Shares or other amounts which become issuable or distributable under that Substitute Award upon Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first (1st) day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first (1st) day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

9.                                       Compliance with Laws and Regulations.  The issuance of shares of Common Stock pursuant to each Substitute Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

10.                                 Section 409A Compliance.  All anti-dilution adjustments made to each Substitute Award pursuant to this Agreement shall be effected in accordance with all applicable requirements and limitations of Section 409A of the Code and the applicable Treasury Regulations thereunder, and the terms and provisions of this Agreement shall be interpreted and applied in such manner that shall avoid any violation or contravention of the applicable Section 409A requirements and limitations

11.                                 Change in Control Benefits Agreement.  Notwithstanding anything to the contrary in this Agreement, if Participant is, at the time of a change in control or ownership of the Corporation (whether or not that transaction constitutes a Change in Control hereunder), a party to a Change in Control Benefits Agreement with the Corporation, then the provisions of that agreement shall, to the extent applicable to one or more Substitute Awards, govern Participant’s rights and benefits with respect to the restricted stock units and underlying Shares subject to that Substitute Award, and in the event of any conflict between the provisions of that Change in Control Benefits Agreement and this Agreement, the provisions of the Change in Control Benefits Agreement shall be controlling; provided, however, that in the event there is any conflict between the issuance or distribution provisions of this Agreement applicable to that Substitute Award and the issuance or distribution provisions of the Change in Control Benefits Agreement, the issuance and distribution provisions of this Agreement shall be controlling.

12.                                 Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13.                                 Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall, with respect to each Substitute Award, inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of one or more Substitute Awards designated by Participant.

14.                                 Construction.

(a)                                  This Agreement and the Substitute Awards evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan and any applicable Change in Control Benefits Agreement.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in one or more Substitute Awards.

(b)                                 To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.

(c)                                  Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan.  A copy of the Plan is available upon request made to the Human Resources Department at the Corporation’s principal offices (822 Bishop Street, Honolulu, HI 96813).

15.                                 Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Hawaii without resort to that State’s conflict-of-laws rules.

16.                                 Coverage under Recoupment Policy. If Participant is on the Award Date, or at any time thereafter becomes, either an executive officer of the Corporation subject to Section 16 of the 1934 Act, or a participant in the Corporation’s Performance Improvement Incentive Plan, then Participant shall be subject to the Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of June 29, 2012 (the “Recoupment Policy”), the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges. If Participant is subject to the Recoupment Policy, then any incentive compensation that is paid or granted to, or received by, Participant on or after June 29, 2012 (including, without limitation, any incentive compensation that the Corporation pays to Participant on or after June 29, 2012 pursuant to an incentive compensation award made to Participant prior to June 29, 2012, whether that award was made by the Corporation or any predecessor entity) and during the three-year period preceding the date on which the Corporation is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall be subject to recovery and recoupment pursuant to the terms of such policy.  For purposes of such Recoupment Policy, “incentive compensation” means any cash or equity-based award (e.g., stock award, restricted stock unit award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics.  An additional copy of the Recoupment Policy is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Universal Restricted Stock Unit Award Agreement for Substitute Awards to be executed on its behalf by its duly-authorized officer as of the day and year first above written.

ALEXANDER & BALDWIN, INC.

By:

Title:

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Universal Restricted Stock Unit Award Agreement for Substitute Awards in full cancellation and replacement of the restricted stock unit awards the undersigned previously held under Alexander & Baldwin Holding’s Inc. assumed 2007 Incentive Compensation Plan and hereby agrees to be bound by all the terms and provisions of this Universal Restricted Stock Unit Award Agreement for Substitute Awards and shall have no further right or interest in the restricted stock unit awards hereby cancelled as a result of such Substitute Awards and shall no further right or entitlement to acquire any shares of A&B Holdings common stock under such cancelled awards.

PARTICIPANT

ADDRESS:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.                                   Agreement shall mean this Universal Restricted Stock Unit Award Agreement for Substitute Awards.

B.                                     Award Date shall mean the date on which the various restricted stock unit awards are made to Participant pursuant to the Agreement and shall be the date specified in Paragraph 1 of this Agreement.

C.                                     Board shall mean the Corporation’s Board of Directors.

D.                                    Cause shall mean (i) Participant’s willful and continued failure substantially to perform his duties for the Corporation (other than any such failure resulting from a physical or mental disability) or (ii) Participant’s engaging in any willful conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise.  For purposes of such definition, the term “willful” means that the act or omission in question was undertaken by Participant not in good faith and without any reasonable belief that the act or omission was in the best interest of the Corporation.

E.                                      Change in Control shall mean a change of ownership or control of the Corporation effected through any of the following transactions:

(i)                                     a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii)                                  a sale, transfer or other disposition of all or substantially all of the Corporation’s assets,

(iii)                               the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership

(within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) thirty-five percent (35%) or more of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders, or

(iv)                              a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination;

provided, however, that in the event Participant is a party to a Change in Control Benefits Agreement applicable to the Award, the term Change in Control shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

F.                                      Change in Control Benefits Agreement shall mean any separate agreement between Participant and the Corporation which provides Participant with special vesting acceleration and/or other special benefits with respect to one or more awards of restricted stock units made to Participant for shares of Common Stock, including (to the extent applicable) the restricted stock units evidenced by this Agreement, in the event of a change in control or ownership of the Corporation (whether or not constituting a Change in Control hereunder).

G.                                     Code shall mean the Internal Revenue Code of 1986, as amended.

H.                                    Common Stock shall mean shares of the Corporation’s common stock.

I.                                         Corporation shall mean Alexander & Baldwin, Inc., a Hawaii corporation formerly known as A & B II, Inc., and any successor corporation to all or substantially all of the assets or voting stock of Alexander & Baldwin, Inc. which shall by appropriate action adopt the Plan.

J.                                        Early Retirement shall mean the Participant’s retirement from Service, with the prior approval of the Corporation (or Parent or Subsidiary employing Participant), on or after the attainment of age fifty-five (55) and the completion of at least five (5) years of Service.

K.                                    Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

L.                                      Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading beings) on date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M.                                 Good Reason shall mean the occurrence of any of the following events effected without Participant’s consent: (A) a change in Participant’s position with the Corporation (or any Parent or Subsidiary employing Participant) which materially reduces Participant’s duties and responsibilities or the level of management to which Participant reports, (B) a relocation of Participant’s principal place of employment by more than fifty (50) miles, (C) a reduction in Participant’s level of compensation, as measured in terms of base salary, fringe benefits and target annual incentive payment, by more than ten percent (10%) or (D) the failure by the Corporation to continue in effect any stock option or other equity-based plan in which Participant is participating, or in which Participant is entitled to participate, immediately prior to a change in control of the Corporation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or the failure by the Corporation to continue Participant’s participation therein (or in such substitute or alternative plan) on a substantially equivalent basis, both in terms of the amount or timing of payment of benefits provided and the level of Participant’s participation relative to other participants, as existed immediately prior to the change in control of the Corporation.

However, in the event Participant is at the time of his or her cessation of Employee status a party to a Change in Control Benefits Agreement applicable to the Award evidenced by this Agreement, the term Good Reason shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

N.                                    Involuntary Termination shall mean the Participant’s Separation from Service status by reason of:

(i)                                     Participant’s involuntary dismissal or discharge by the Corporation for reasons other than for Cause, or

(ii)                                  Participant’s voluntary resignation for Good Reason.

O.                                    1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

P.                                      Normal Retirement shall mean shall mean the cessation of Service by reason of retirement at or after the attainment of age sixty-five (65).

Q.                                    Participant shall mean the person to whom the Substitute Awards are made pursuant to the Agreement.

R.                                     Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

S.                                      Permanent Disability shall mean the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

T.                                     Plan shall mean the Corporation’s 2012 Incentive Compensation Plan.

U.                                    Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

V.                                     Qualifying Change in Control shall mean the date on which there occurs a Change in Control that also qualifies as: (i) a change in the ownership of the Corporation, as determined in accordance with Section 1.409A-3(i)((5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Corporation, as determined in accordance with Section 1.409A-3(i)((5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with Section 1.409A-3(i)((5)(vii) of the Treasury Regulations.

W.                                Separation from Service shall mean the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment.  The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is less than fifty percent (50%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such services).  Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as he or she remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any Parent or Subsidiary and any other corporation or business controlled by, controlling or under common control with, the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of

Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.  Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.  Notwithstanding the foregoing provisions of this definition, a Separation from Service will not be deemed to occur in the event that (i) A&B Holdings effects a distribution of all of the outstanding common stock of the Corporation to the holders of the outstanding common stock of A&B Holdings in a spin-off transaction and (ii) Participant, if in the Service of the Corporation (or any Subsidiary of the Corporation) immediately prior to the spin-off distribution, continues to remain in such Service relationship immediately after the spin-off distribution. However, should Participant experience a permanent reduction in his or her level of services to the less than fifty percent (50%) level specified in the preceding provisions of this Separation from Service definition, whether that reduction occurs before or after such spin-off distribution, then Participant shall immediately upon such permanent reduction in the level of his or her services incur a Separation from Service.

X.                                    Service shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.  In addition, the following provisions shall govern the determination of Participant’s period of Service:

(i)                                     Participant shall be deemed to continue in Service for so long as Participant performs services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

(ii)                                  Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (a) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (b) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity.

(iii)                               Notwithstanding the provisions of subparagraph (ii) above, should A&B Holdings effect a distribution of all of the outstanding common stock of the Corporation to the holders of the outstanding common stock of A&B Holdings in a spin-off transaction, then Participant shall be deemed to continue in Service for so long as Participant performs services following such spin-off distribution (and prior to Participant’s Separation from Service date) in the capacity of an employee, a non-employee member of the board of directors or a consultant or independent advisor with the Corporation (or any Parent (other than A&B Holdings) or Subsidiary of the Corporation) if Participant’s Service relationship is with any of those entities immediately prior to the spin-off distribution.  Accordingly, for so long as Participant remains in such Service relationship following the spin-off distribution (and prior to Participant’s Separation from Service date), each Substitute Award shall remain in full force and effect and Participant shall continue to vest in that Substitute Award.

(iv)                              For purposes of the Service-vesting schedule in effect for the unvested portion of each Substitute Award, Participant shall receive Service credit for his or her period of continuous service with A&B Holdings or its subsidiaries, in one or more of the foregoing Service capacities, from the most recent vesting date for the Cancelled Award which that Substitute Award replaces (or the award date if that Cancelled Award has not yet reached its first scheduled vesting date) through the Distribution Date.

(v)                                 Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation (or any Parent or Subsidiary) employing Participant; provided, however, that the following special provisions shall be in effect for any such leave:

a.                                       Should the period of such leave (other than a disability leave) exceed six (6) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial six (6)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary) employing Participant.

b.                                      Should the period of a disability leave exceed twenty-nine (29) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial twenty-nine (29)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation.  For such purpose, a disability leave shall be a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and causes Participant to be unable to perform the duties of his or her position of employment (or any substantially similar position of employment) with the Corporation (or any Parent or Subsidiary).

c.                                       Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the written policy on leaves of absence of the Corporation no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.

(vi)                              Notwithstanding anything to the contrary in the foregoing provisions of this Service definition, the Participant shall in all events be deemed to cease Service for all purposes of this Award immediately upon Participant’s incurrence of a Separation from Service.

Y.                                     Shares shall mean the shares of Common Stock subject to each Substitute Award made hereunder.

Z.                                     Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

AA.                         Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  The term Subsidiary shall also include any wholly-owned limited liability company in such chain of subsidiaries that is disregarded for U.S. federal income tax purposes.

BB.                             Substitute Awards shall mean the various restricted stock unit awards made to Participant pursuant to the terms of this Agreement.

CC.                             Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock which vest under one or more of the Substitute Awards and any phantom dividend equivalents distributed with respect to those shares.

SCHEDULE A

LIST OF CANCELLED AWARDS AND SUBSTITUTE AWARDS